UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

UNITED ONLINE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)                  Title of each class of securities to which transaction applies:

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On May 4, 2016, United Online, Inc. (the “Company” or “United Online”) issued the following communication relating to frequently asked questions.

Transaction FAQ: United Online to be Acquired by B. Riley (May 4, 2016)

1.           Why did United Online decide that a sale of the remaining operating business was the best course of action?

The Board determined this transaction represents superior risk-adjusted value to stockholders, compared with alternatives that include investing in growth of the now-smaller public company that consists primarily of the dial-up ISP business.

To ensure that the United Online Board appropriately discharged its fiduciary duties, the United Online Board initiated a review of strategic alternatives which included evaluating ways to grow United Online’s businesses through acquisitions as well as selling some or all of the assets of the Company.  All of these activities were evaluated with a view towards maximizing shareholder value.

2.           Is this the best price, particularly in light of B. Riley’s initial offer on Nov. 16, 2015?

B. Riley made its initial offer before having the opportunity to conduct due diligence, and that public offer was subject to diligence and other conditions.

The sale price was set in a competitive process with numerous potential buyers, and after the Company and its advisors spoke with numerous potential parties.

Ultimately, the Board determined that the transactions undertaken by United Online through this process represented the best value to the Company at the time. The Company believes its rigorous process – including a competitive process that engaged numerous potential buyers – enabled us to maximize the sales prices of our assets.

3.           How does this price compare with B. Riley’s initial offer?

The value of this transaction compares with our closing stock price of $10.32 on Nov. 13, 2015, the trading day before B. Riley went public with its initial offer of $12.50.

The transaction value was set in a competitive process during which the Company and its advisors spoke with numerous potential parties and assessed the future value creation prospects for our now smaller company.

4.           Rather than a sale, why didn’t you pursue acquisitions to grow the business?

We conducted an extensive analysis and reviewed hundreds of potential acquisition targets and held discussions with more than ten of those companies (including diligence meetings and in some cases, deal-term negotiations) to evaluate their potential to provide greater stockholder value for United Online as well as reviewing our own internal growth potential.

Transaction FAQ: United Online to be Acquired by B. Riley (May 4, 2016)

This thorough process, however, did not turn up any acquisition targets that the Board believed would provide incremental value for United Online’s stockholders.  We found during discussions that likely acquisition candidates either had unrealistic valuation expectations, weren’t interested in selling, weren’t a strong strategic fit for our business or lacked scale or margins that the Company believed would increase stockholder value.

5.           What are B. Riley’s plans for the business?

B. Riley will be able to eliminate the costs of being public and the costs of certain redundancies.  However, for specific details on its plans, we’d refer you to B. Riley’s management team.

6.           Why didn’t United Online continue to operate the business for its cash flows?

For United Online, the costs of continuing to be a public company would materially detract from the potential cash flows generated by the communications segment as a standalone business over the coming years and would thereby negatively impact our ability to return those cash flows to our stockholders.

7.           Who else bid on the assets? Why did you choose B. Riley?

We discussed transactions involving the communications business with a number of potential strategic and financial acquirers.  Following this process, the company determined to enter into the transaction with B. Riley.

We also reviewed selling the Company as a whole, but determined that we could achieve superior values for stockholders by selling our various businesses to the parties who were the most interested in them.  Our recent sales of StayFriends and MyPoints reflected that strategy.

8.           How were the values in the other recent transactions determined?

The prices we received for other assets – in transactions involving MyPoints and StayFriends – were set through a competitive sales process after our team and our advisors spoke with numerous potential acquirers, including both potential financial and strategic buyers.

Transaction FAQ: United Online to be Acquired by B. Riley (May 4, 2016)

9.           What are the closing conditions?

Closing is contingent upon stockholder approval and satisfaction of other customary conditions. United Online agreed to not solicit other potential buyers, but the agreement gives it the right to review other offers it might receive, and the agreement calls for United Online to pay B. Riley a break-up fee of $2.65 million in the event the United Online Board decides to execute a transaction with another party. The proxy will be filed shortly with the SEC, and it will provide details on this process for closing and paying consideration.

Assuming stockholders approve the transaction, we expect closing by the end of the third calendar quarter of 2016, after which stockholders will receive payment for their shares and the stock will cease trading.

Cautionary Information Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: our ability to complete the merger when expected; future financial performance and results; revenues; operating expenses; operating income (loss); capital expenditures; depreciation and amortization; stock-based compensation; restructuring and dispute settlement costs; and strategic initiatives. Potential factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: unexpected delays in completion of the merger; the effect of competition; our inability to maintain or increase our advertising revenues; risks associated with litigation and governmental regulations or investigations, including reviews of business practices such as marketing, billing, renewal, and post-transaction sales practices; risks associated with the integration or commercialization of new businesses, products, services, applications or features, or the success of new business models; our inability to maintain or increase the number of free and pay accounts, visitors to our websites, and members; problems associated with our operations, systems or technologies, including security breaches or inappropriate access to our network systems; our inability to retain key customers, vendors and personnel; changes in tax laws, our business or other factors that would impact anticipated tax benefits; as well as the risk factors disclosed in our filings with the Securities and Exchange Commission (www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. We undertake no obligation to update these forward-looking statements to reflect the impact of events or circumstances arising after the date hereof, unless required by law.

Transaction FAQ: United Online to be Acquired by B. Riley (May 4, 2016)

Additional Information About the Acquisition and Where to Find It

This communication is being made in respect of the proposed transaction involving United Online and B. Riley. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed transaction between United Online and B. Riley. United Online expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed merger. The definitive proxy statement will be sent or given to the stockholders of United Online and will contain important information about the proposed transaction and related matters.  INVESTORS OF UNITED ONLINE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT UNITED ONLINE, B. RILEY AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by United Online with the SEC at the SEC’s website at www.sec.gov, at United Online’s website at www.unitedonline.net or by sending a written request to United Online at 21255 Burbank Boulevard, Suite 400, Woodland Hills, California, Attention: Investor Relations Department.

Participants in the Solicitation

United Online and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed merger. Information regarding United Online’s directors and executive officers is set forth in United Online’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015, filed on April 28, 2016. Information regarding other persons who may, under the rules of the SEC, be considered to be participants in the solicitation of United Online’s stockholders in connection with the proposed merger will be set forth in United Online’s proxy statement for its special stockholder meeting. Additional information regarding these individuals and United Online’s directors and officers and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.

Source: United Online, Inc.

Investors:

Addo Communications

Kimberly Orlando / Tyler Drew

310-829-5400

investors@untd.com